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Exhibit 99.2

FOR IMMEDIATE RELEASE                               Contact: Brad Hollinger, CEO
                                                                Clint Fegan, CFO
                                                                  (717) 796-6100

                   BALANCED CARE ANNOUNCES $27.8 MILLION LOAN

Mechanicsburg, PA, April 9, 2001 ----Balanced Care Corporation (AMEX:BAL) announced today that it closed on a $27.8 million loan (the "Loan") on April 4, 2001. The Loan was made jointly by VXM Investments Limited, HR Investments Limited and RH Investments Limited (the "Lenders"). The Loan accrues interest at a fixed annual rate of 12% and has a maturity date of August 4, 2001. The Loan is secured by the pledge of stock of certain of the Company's subsidiaries.

Proceeds from the Loan will be advanced by the Lenders to the Company on interim dates and will be used by the Company (i) to repay the outstanding principal and interest under the $14,000,000, 9.5% Unsecured Convertible Debentures issued previously to the Lenders by the Company on July 31, 2000, which were due and payable in full (the "Debentures"), (ii) to repay the outstanding principal and interest under certain working capital loans made by the Lenders to the Company in the aggregate principal amount of $9.6 million, which were due and payable in full (the "Note Obligations") and (iii) to provide approximately $2.8 million in working capital for the Company.

On April 4, 2001, the Company received its first advance under the Loan in an amount equal to approximately $26 million and used approximately $25 million of the proceeds to satisfy the Debentures including accrued interest and the Note Obligations. The $1 million balance from the first advance will be used for working capital.

The Company anticipates receiving the second advance under the Loan in May 2001 in an amount equal to approximately $750,000 and the final advance in June 2001 in an amount equal to approximately $1.1 million. The proceeds from these advances will be used for working capital. The Lenders' obligation to fund the remaining advances is subject to the Company's compliance with the terms and conditions of the Loan and the documents related thereto.

Prior to retiring the Debentures, the Lenders and IPC Advisors S.a.r.l. ("IPC"), the Company's majority stockholder, was deemed to beneficially own approximately 61.2% on an as converted basis of the outstanding shares of common stock of the Company. Upon retirement of the Debentures, IPC will continue to own approximately 53.3% of the Company's common stock.

Balanced Care operates 57 facilities with system-wide capacity of 3,866 residents. When an additional facility currently under construction is in operation, the Company will operate 58 facilities with resident capacity of 3,972.

Balanced Care Corporation utilizes assisted living facilities as the primary service platform to provide an array of health care and hospitality services, including preventive care and wellness, medical rehabilitation, Alzheimer's/dementia care and, in certain markets, extended care services.

Except for the historical information contained in the press release, the matters discussed herein contain forward-looking statements that are subject to certain risks and uncertainties that could
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cause actual results to differ materially from expectations. These include risks associated with, among other things, substantial debt and operating lease payment obligations, managing rapid expansion, the need for additional financing, the possibility of rising interest rates, securing necessary licensing and permits, construction delays, cost increases on new construction and increased competition. These and other risks are set forth in the Company's Annual Report on Form 10-K (as amended) for the fiscal year ended June 30, 2000 and other reports filed with the Securities and Exchange Commission.